Exhibit 16.1

April 7, 2023

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

Commissioners:

We have read the statements made by Hall of Fame Resort & Entertainment Company under Item 4.01 of its Form 8-K dated April 7, 2023. We agree with the statements concerning our firm in such Form 8-K; we are not in a position to agree or disagree with other statements of Hall of Fame Resort & Entertainment Company contained therein.

Very truly yours,

/s/ Marcum LLP

Marcum LLP